Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

Media Contact:	Investor Contact:
Kelley Joyce	Dave Gentry or Chris Bermudez
Horn Group, Inc.	Aurelius Consulting Group
(212) 931-5204	(407) 644-4256
kjoyce@horngroup.com	dave@aurcg.com
www.runonideas.com

GlowPoint to Receive $3.1 Million from Settlement
Outstanding Disputes Resolved in Settlement Agreement; GlowPoint Dismisses Lawsuit

HILLSIDE, N.J., March 7, 2005 -- Glowpoint, Inc., (NASDAQ: GLOW) the world’s leading broadcast quality IP-based video communications service provider, today announced that it had entered into a settlement agreement with Gores Technology Group, resolving the outstanding disputes between the companies relating to the sale of the assets of GlowPoint’s video solutions business to Gores in September 2003. The agreement also covers Gores’ acquisition of V-SPAN in November 2004. Pursuant to the terms of the settlement agreement, Gores will pay GlowPoint $2.75 million and has agreed to release to Glowpoint the $335,000 that was escrowed at the closing of the asset sale. Also as part of the settlement, GlowPoint has dismissed its lawsuit against Gores relating to the V-SPAN acquisition. Pursuant to the settlement agreement, the monies owed to GlowPoint will be paid within three business days.

About GlowPoint
Glowpoint, Inc. (NASDAQ: GLOW) is the world’s leading broadcast quality, IP-based video communications service provider. GlowPoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and COVAD Partner Program. The GlowPoint network spans four continents and carries on average over 20,000 video calls per month worldwide. Since the network was introduced in 2000, GlowPoint has carried over 23 million IP video minutes. GlowPoint is headquartered in Hillside, New Jersey. To learn more about GlowPoint, visit us at www.glowpoint.com.

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The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company’s services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

“GlowPoint” is a registered trademark of Glowpoint, Inc. in the United States and certain foreign countries. All other marks are trademarks or service marks of their respective owners.

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